Exhibit 99.2

ARIAD Announces Data Presentations at American Society of Hematology Meeting

~Final report from Phase 1 study of ponatinib includes approximately five-year median follow-up; Major Molecular Response (MMR) rate was 56 percent
~Pooled Phase 1 and PACE analysis of CP-CML patients with T315I shows 83 percent estimated to maintain major cytogenetic response at four years

CAMBRIDGE, Mass. & SAN DIEGO--(BUSINESS WIRE)--December 6, 2016--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the results of clinical and translational studies on Iclusig® (ponatinib), its approved BCR-ABL inhibitor, in heavily pretreated patients with resistant or intolerant chronic myeloid leukemia (CML) or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL). These data were featured in an oral and two poster presentations at the 57th Annual Meeting of the American Society of Hematology (ASH) taking place in San Diego.

“The data presented at ASH include the final report from the Phase 1 trial of ponatinib, with maximum follow-up of more than 7.5 years and median follow-up approaching five years that demonstrated ongoing cytogenetic and molecular responses. A separate study of CP-CML patients with the T315I mutation demonstrated a 72 percent probability of overall survival at 4.5 years among these patients who, prior to ponatinib, had no approved targeted treatment options and had a median survival of less than two years,” stated Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer at ARIAD. “In addition, an oral presentation on studies in Ph+ ALL patients provides important new data on the molecular basis for Iclusig’s activity in these patients.”

Ponatinib in Chronic-Phase Chronic Myeloid Leukemia Patients: Final Report from a Phase 1 Trial (Poster, Abstract #92516)

The Phase 1 dose-escalation study of ponatinib (starting dose range: 2 to 60 mg once daily) enrolled 81 patients with resistant or refractory hematologic cancers, including 43 patients with chronic-phase CML (CP-CML). Sixty percent of CP-CML patients in this study had failed at least three prior tyrosine kinase inhibitors (TKIs), and 98 percent received at least two prior TKIs. Data presented at ASH focus on CP-CML patients and represent the longest follow-up of ponatinib patients to-date, through the termination of the study. Data are as of October 18, 2016 and include:

  Median follow-up for CP-CML patients was approaching five years (55.4 months) with the maximum follow-up more than 7.5 years (91.3 months).
  The median dose intensity was 26.4 mg/day.
  Anti-leukemic activity was observed with ponatinib treatment:
    Results showed that 72 percent of CP-CML patients had a major cytogenetic response (MCyR), 65 percent had a complete cytogenetic response (CCyR) and 56 percent had a major molecular response (MMR), a key secondary endpoint deeper than cytogenetic response.
    Of note, 44 percent of CP-CML patients achieved MR4, 33 percent achieved MR4.5, and 26 percent achieved MR5; MR4, MR4.5 and MR5 are deeper levels of molecular response than MMR.
    The median time to MCyR, CCyR and MMR was 2.8, 5.5 and 7.4 months, respectively.
    By Kaplan-Meier analysis, among those who achieved response, median duration of MMR was 27.1 months. Median durations of MCyR, CCyR were not reached.
  In 12 patients with the T315I mutation, MCyR was reported in 11 (92%) patients, CCyR in 10 (83%) patients and MMR in nine (75%) patients. In 15 patients with other mutations, MCyR was reported in 10 (67%) patients, CCyR in 10 (67%) patients and MMR in eight (53%) patients.
  By Kaplan-Meier analysis, the probability of CP-CML patients maintaining MCyR at four years was estimated as 72 percent.
  Ten of the 15 CP-CML patients (67%) who started ponatinib at a dose of 30 mg or less achieved MCyR, comparable to the overall response rate of 72 percent. The MCyR, CCyR and MMR rates in patients who received a starting dose of 30 mg/day or less were consistent with the corresponding response rates in the overall population.
  The most common treatment-emergent adverse events (AEs) occurring in CP-CML patients were rash (65%), fatigue (63%), abdominal pain (58%), headache (58%), and arthralgia (53%). When analyzed by year, most adverse events occurred in the first year of treatment.
  Forty-four percent (19/43) of CP-CML patients experienced any treatment-emergent arterial occlusive events (AOEs), of which 16 (37%) were serious adverse events (SAEs). Three venous thrombotic events (VTEs) and one serious venous thrombotic event were reported.

Long-Term Follow-up of the Efficacy and Safety of Ponatinib in Philadelphia Chromosome-Positive Leukemia Patients with the T315I Mutation (Poster, Abstract #93206)

The analysis describes the pooled efficacy and safety of ponatinib in patients with a T315I mutation detected at baseline from final report of the Phase 1 dose-escalation study and the four-year median follow-up of the Phase 2 PACE trial. The analysis includes 76 CP-CML patients with T315I from the Phase 1 trial (n=12) and the PACE trial (n=64). In this analysis, 26 (34%) patients remained on the study, as the Phase 1 study is no longer ongoing. Data presented on these patients are as of October 18, 2016 for the Phase 1 trial and August 3, 2015 for the PACE trial. Key data include:

  Median follow-up for patients in this analysis was 40.3 months, with maximum follow-up of 91.4 months (7.6 years).
  Among these CP-CML patients with T315I mutations, 50 percent had received treatment with two prior TKIs, and 26 percent had three or more prior TKIs. Overall, CP-CML patients with T315I at baseline in PACE were younger, less heavily treated, and had a shorter time since diagnosis, as compared with the non-T315I CP-CML population in PACE.
  Responses continue to be observed in CP-CML patients with T315I patients treated with ponatinib at four years. In the combined analysis of these patients from both trials:
    75 percent (57/76) of T315I+ CP-CML patients achieved MCyR, 72 percent achieved CCyR, and 61 percent achieved MMR.
    By Kaplan-Meier estimate, 83 percent of patients with response were estimated to maintain MCyR at four years, and 81 percent were estimated to maintain CCyR at four years. The median duration of response has not yet been reached.
  The probability for overall survival in CP-CML patients with T315I in PACE at 4.5 years was 72 percent.
  The most common treatment-emergent AEs in T315I+ CP-CML patients were rash (55%), dry skin (49%), headache (46%), abdominal pain (43%), fatigue (41%), and nausea (41%). The most common serious treatment-emergent AEs were pancreatitis (9%), myocardial infarction (8%) and coronary artery disease (7%). The safety profile of ponatinib in CP-CML patients with the T315I mutation was comparable to that observed among all CP-CML patients in the Phase 1 and PACE trials.
  Thirty-three percent (25/76) of CP-CML patients with T315I experienced treatment-emergent AOEs, and seven percent experienced a VTE. Incidences of AOEs and VTEs in patients with the T315I mutation were similar to those observed in the overall patient population.

Analysis of the Sub-Clonal Origins of Compound Mutations in Patients with Refractory Ph+ Malignancies Treated with Ponatinib (Oral Presentation, Abstract #93238)

In order to analyze the sub-clonal origins of compound mutations, this study profiled potential compound mutational mechanisms using samples from CP-CML and Ph+ ALL patients in the PACE trial. Utilizing a multi-level sequencing strategy that combined Sanger Sequencing (SS), Next Generation Sequencing (NGS), and single molecule Duplex Sequencing (DS), which is more sensitive than NGS, this study utilized mutation burdens and patient specific clinical data to predict the extent of pre-existing mutations. Key data include:

  In the PACE study, ponatinib induced high rates of major hematological response (MaHR) and MCyR in Ph+ ALL patients (41% and 47%), even though 91 percent of these patients had received at least two prior TKIs. For these patients, median progression-free survival (PFS) was three months for Ph+ ALL patients.
  In TKI refractory patients treated with ponatinib, Ph+ ALL patients gained BCR-ABL compound mutants at end of treatment (EOT) more often than CP-CML patients.
    At least 12/20 (60%) Ph+ ALL patients had compound mutations at EOT. In CP-CML patients 4/130 (3%) patients had these compound mutations at EOT.
  Direct DS measurements and patient-specific clinical data predict that all resistance mutations in the kinase domain of BCR-ABL are likely to exist before the initiation of ponatinib treatment.
    Refractory Ph+ ALL has a higher mutation burden, and a higher leukemia re-initiating fraction, which likely explains the clinical propensity in Ph+ ALL to relapse with on-target mutations as compared to CP-CML. This mutation burden is added to resistance mutations that were already acquired on prior TKI therapy.
    Previous TKI failure selects for BCR-ABL mutations in Ph+ ALL and appears to limit the duration of response to ponatinib in Ph+ ALL through the development of compound mutations.
  Coupled with estimates of leukemia initiating cell fractions, these data estimate the clinical propensity of Ph+ ALL to acquire on-target mutations. These findings provide a molecular hypothesis for the observation that Ph+ ALL patients treated with ponatinib in the front-line had estimated 80 percent overall survival (OS) at three years, as published in The Lancet Oncology1.

About Iclusig® (ponatinib) tablets
Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD's computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs. Iclusig is approved in the U.S., EU, Australia, Switzerland, Israel, Canada and Japan.

In the U.S., Iclusig is a kinase inhibitor indicated for the:

  Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia (CML) or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL) for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.
  Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Ph+ ALL.

Limitations of use:

Iclusig is not indicated and is not recommended for the treatment of patients with newly diagnosed chronic phase CML.

IMPORTANT SAFETY INFORMATION
Based on the Phase 2 48 mo. follow-up analysis (N=449), except where noted

IMPORTANT U.S. SAFETY INFORMATION, INCLUDING THE BOXED WARNING
WARNING: ARTERIAL OCCLUSION, VENOUS THROMBOEMBOLISM, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning.

  Arterial occlusion has occurred in at least 35% of Iclusig® (ponatinib)-treated patients including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Interrupt or stop Iclusig immediately for arterial occlusion. A benefit-risk consideration should guide a decision to restart Iclusig.
  Venous Thromboembolism has occurred in 6% of Iclusig-treated patients. Monitor for evidence of thromboembolism. Consider dose modification or discontinuation of Iclusig in patients who develop serious venous thromboembolism.
  Heart Failure, including fatalities occurred in 9% of Iclusig treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Warnings and Precautions

Arterial Occlusions: Arterial occlusions, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease have occurred in at least 35% of Iclusig-treated patients from the phase 1 and phase 2 trials. In the phase 2 trial, 33% (150/449) of Iclusig-treated patients experienced a cardiac vascular (21%), peripheral vascular (12%), or cerebrovascular (9%) arterial occlusive event; some patients experienced more than 1 type of event. Fatal and life-threatening events have occurred within 2 weeks of starting treatment, with doses as low as 15 mg per day. Iclusig can also cause recurrent or multi-site vascular occlusion. Patients have required revascularization procedures. The median time to onset of the first cardiac vascular, cerebrovascular, and peripheral vascular arterial occlusive events was 193, 526, and 478 days, respectively. Patients with and without cardiovascular risk factors, some age 50 years or younger, experienced these events. The most common risk factors observed with these events were hypertension, hyperlipidemia, and history of cardiac disease. Arterial occlusive events were more frequent with increasing age and in patients with a history of ischemia, hypertension, diabetes, or hyperlipidemia. In patients suspected of developing arterial occlusive events, interrupt or stop Iclusig.

Venous Thromboembolism: Venous thromboembolic events occurred in 6% (25/449) of Iclusig-treated patients with an incidence rate of 5% (13/270 CP-CML), 4% (3/85 AP-CML), 10% (6/62 BP-CML) and 9% (3/32 Ph+ ALL). Events included: deep venous thrombosis, pulmonary embolism, superficial thrombophlebitis, and retinal vein thrombosis with vision loss. Consider dose modification or discontinuation of Iclusig in patients who develop serious venous thromboembolism.

Heart Failure: Fatal or serious heart failure or left ventricular dysfunction occurred in 6% of Iclusig-treated patients (29/449). Nine percent of patients (39/449) experienced any grade of heart failure or left ventricular dysfunction. The most frequently reported heart failure events were congestive cardiac failure and decreased ejection fraction (14 patients each; 3%). Monitor patients for signs or symptoms consistent with heart failure and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation if serious heart failure develops.

Hepatotoxicity: Iclusig can cause hepatotoxicity, including liver failure and death. Fulminant hepatic failure leading to death occurred in a patient within one week of starting Iclusig. Two additional fatal cases of acute liver failure also occurred. The fatal cases occurred in patients with BP-CML or Ph+ ALL. Severe hepatotoxicity occurred in all disease cohorts, with 11% (50/449) experiencing grade 3 or 4 hepatotoxicity. The most common forms of hepatotoxicity were elevations of AST or ALT (54% all grades, 8% grade 3 or 4, 5% not reversed at last follow-up), bilirubin, and alkaline phosphatase. Hepatotoxic events were observed in 29% of patients. The median time to onset of hepatotoxicity event was 3 months. Monitor liver function tests at baseline, then at least monthly or as clinically indicated. Interrupt, reduce or discontinue Iclusig as clinically indicated.

Hypertension: Treatment-emergent elevation of systolic or diastolic blood pressure (BP) occurred in 68% (306/449) of Iclusig-treated patients. Fifty-three patients (12%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including hypertensive crisis. Patients may require urgent clinical intervention for hypertension associated with confusion, headache, chest pain, or shortness of breath. In patients with baseline systolic BP<140 mm Hg and baseline diastolic BP<90 mm Hg, 80% (229/285) experienced treatment-emergent hypertension; 44% (124/285) developed Stage 1 hypertension, 37% developed Stage 2 hypertension. In 132 patients with Stage 1 hypertension at baseline, 67% (88/132) developed Stage 2 hypertension. Monitor and manage blood pressure elevations during Iclusig use and treat hypertension to normalize blood pressure. Interrupt, dose reduce, or stop Iclusig if hypertension is not medically controlled. In the event of significant worsening, labile or treatment-resistant hypertension, interrupt treatment and consider evaluating for renal artery stenosis.

Pancreatitis: Pancreatitis occurred in 7% (31/449, 6% serious or grade 3/4) of Iclusig-treated patients. The incidence of treatment-emergent lipase elevation was 42% (16% grade 3 or greater). Pancreatitis resulted in discontinuation or treatment interruption in 6% of patients (26/449). The median time to onset of pancreatitis was 14 days. Twenty-three of the 31 cases of pancreatitis resolved within 2 weeks with dose interruption or reduction. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Consider additional serum lipase monitoring in patients with a history of pancreatitis or alcohol abuse. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis. Do not consider restarting Iclusig until patients have complete resolution of symptoms and lipase levels are less than 1.5 x ULN.

Increased Toxicity in Newly Diagnosed Chronic Phase CML: In a prospective randomized clinical trial in the first-line treatment of newly diagnosed patients with chronic phase (CP) CML, single agent Iclusig 45 mg once-daily increased the risk of serious adverse reactions 2-fold compared to single agent imatinib 400 mg once-daily. The median exposure to treatment was less than 6 months. The trial was halted for safety in October 2013. Arterial and venous thrombosis and occlusions occurred at least twice as frequently in the Iclusig arm compared to the imatinib arm. Compared to imatinib-treated patients, Iclusig-treated patients exhibited a greater incidence of myelosuppression, pancreatitis, hepatotoxicity, cardiac failure, hypertension, and skin and subcutaneous tissue disorders. Iclusig is not indicated and is not recommended for the treatment of patients with newly diagnosed CP-CML.

Neuropathy: Peripheral and cranial neuropathy have occurred in Iclusig-treated patients. Overall, 20% (90/449) of Iclusig-treated patients experienced a peripheral neuropathy event of any grade (2%, grade 3/4). The most common peripheral neuropathies reported were paresthesia (5%, 23/449), neuropathy peripheral (4%, 19/449), hypoesthesia (3%, 15/449), dysgeusia (2%, 10/449), muscular weakness (2% 10/449) and hyperesthesia (1%, 5/449). Cranial neuropathy developed in 2% (10/449) of Iclusig-treated patients (<1%, 3/449 - grade 3/4). Of the patients who developed neuropathy, 26% (23/90) developed neuropathy during the first month of treatment. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness. Consider interrupting Iclusig and evaluate if neuropathy is suspected.

Ocular Toxicity: Serious ocular toxicities leading to blindness or blurred vision have occurred in Iclusig-treated patients. Retinal toxicities including macular edema, retinal vein occlusion, and retinal hemorrhage occurred in 2% of Iclusig-treated patients. Conjunctival irritation, corneal erosion or abrasion, dry eye, conjunctivitis, conjunctival hemorrhage, hyperaemia and edema or eye pain occurred in 14% of patients. Visual blurring occurred in 6% of patients. Other ocular toxicities include cataracts, periorbital edema, blepharitis, glaucoma, eyelid edema, ocular hyperaemia, iritis, iridocyclitis, and ulcerative keratitis. Conduct comprehensive eye exams at baseline and periodically during treatment.

Hemorrhage: Serious hemorrhage events including fatalities, occurred in 6% (28/449) of patients treated with Iclusig. Hemorrhage occurred in 28% (124/449) of patients. The incidence of serious bleeding events was higher in patients with AP-CML, BP-CML, and Ph+ ALL. Gastrointestinal hemorrhage and subdural hematoma were the most commonly reported serious bleeding events occurring in 1% (4/449) each. Most hemorrhagic events, but not all, occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage and evaluate.

Fluid Retention: Fluid retention events judged as serious occurred in 4% (18/449) of patients treated with Iclusig. One instance of brain edema was fatal. For fluid retention events occurring in >2% of the patients (treatment-emergent), serious cases included: pleural effusion (7/449, 2%), pericardial effusion (4/449, 1%), and edema peripheral (2/449, <1%).

In total, fluid retention occurred in 31% of the patients. The most common fluid retention events were peripheral edema (17%), pleural effusion (8%), pericardial effusion (4%) and peripheral swelling (3%).

Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac arrhythmias: Arrhythmias occurred in 19% (86/449) of Iclusig-treated patients, of which 7% (33/449) were grade 3 or greater. Arrhythmia of ventricular origin was reported in 3% (3/86) of all arrhythmias, with one case being grade 3 or greater. Symptomatic bradyarrhythmias that led to pacemaker implantation occurred in 1% (3/449) of Iclusig-treated patients.

Atrial fibrillation was the most common arrhythmia and occurred in 7% (31/449) of patients, approximately half of which were grade 3 or 4. Other grade 3 or 4 arrhythmia events included syncope (9 patients; 2.0%), tachycardia and bradycardia (2 patients each 0.4%), and electrocardiogram QT prolonged, atrial flutter, supraventricular tachycardia, ventricular tachycardia, atrial tachycardia, atrioventricular block complete, cardio-respiratory arrest, loss of consciousness, and sinus node dysfunction (1 patient each 0.2%). For 27 patients, the event led to hospitalization.

In patients with signs and symptoms suggestive of slow heart rate (fainting, dizziness) or rapid heart rate (chest pain, palpitations or dizziness), interrupt Iclusig and evaluate.

Myelosuppression: Myelosuppression was reported as an adverse reaction in 59% (266/449) of Iclusig-treated patients and grade 3/4 myelosuppression occurred in 50% (226/449) of patients. The incidence of these events was greater in patients with AP-CML, BP-CML, and Ph+ ALL than in patients with CP-CML.
Severe myelosuppression (Grade 3 or 4) was observed early in treatment, with a median onset time of 1 month (range <1-40 months). Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%, one with AP-CML and one with BP-CML) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% (31/449) of patients. Due to the potential for tumor lysis syndrome in patients with advanced disease, ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Reversible Posterior Leukoencephalopathy Syndrome (RPLS): Postmarketing cases of reversible posterior leukoencephalopathy syndrome (RPLS—also known as Posterior Reversible Encephalopathy Syndrome (PRES)) have been reported in Iclusig-treated patients. RPLS is a neurological disorder that can present with signs and symptoms such as seizure, headache, decreased alertness, altered mental functioning, vision loss, and other visual and neurological disturbances. Hypertension is often present and diagnosis is made with supportive findings on magnetic resonance imaging (MRI) of the brain. If RPLS is diagnosed, interrupt Iclusig treatment and resume treatment only once the event is resolved and if the benefit of continued treatment outweighs the risk of RPLS.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Based on its mechanism of action and findings from animal studies, Iclusig can cause fetal harm when administered to a pregnant woman. In animal reproduction studies, oral administration of ponatinib to pregnant rats during organogenesis caused adverse developmental effects at exposures lower than human exposures at the recommended human dose. Advise pregnant women of the potential risk to the fetus. Advise females of reproductive potential to use effective contraception during treatment with Iclusig and for 3 weeks after the last dose.

Most Common Adverse Reactions: Overall, the most common non-hematologic adverse reactions (≥20%) were abdominal pain, rash, constipation, headache, dry skin, fatigue, hypertension, pyrexia, arthralgia, nausea, diarrhea, lipase increased, vomiting, myalgia and pain in extremity. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning.

Iclusig is a registered trademark of ARIAD Pharmaceuticals, Inc.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts is focused on discovering, developing and commercializing precision therapies for patients with rare cancers. ARIAD is working on new medicines to advance the treatment of rare forms of chronic and acute leukemia, lung cancer and other rare cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to the statements related to the clinical benefit, durability of response and safety profile of Iclusig (ponatinib), our estimates of response rates for patients treated with ponatinib, and our molecular hypothesis for improved outcomes in Ph+ ALL patients treated with ponatinib in the front-line setting, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ability to successfully commercialize and generate profits from sales of our products; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; competition from alternative therapies; our reliance on the performance of third-party manufacturers, specialty pharmacies, distributors and other collaborators for the supply, distribution, development and/or commercialization of our products and product candidates; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing, commercialization and other activities; the conduct, timing and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; the ability to satisfy our contractual obligations, including under our leases, convertible debt and royalty financing agreements; patent protection and third-party intellectual property claims; litigation and government investigations; our operations in foreign countries with or through third parties; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

1 http://www.thelancet.com/journals/lanonc/article/PIIS1470-2045(15)00207-7/abstract

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